Exhibit 10.1

$300,000,000.00 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

EPAM SYSTEMS, INC.,
as Borrower,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swing Loan Lender and Issuing Lender,

PNC CAPITAL MARKETS LLC,
as Lead Arranger and Bookrunner,

CITIBANK, N.A.,
as a Co-Syndication Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Co-Syndication Agent,

and

FIFTH THIRD BANK,
as Documentation Agent

Dated as of May 24, 2017

TABLE OF CONTENTS
Page
1.CERTAIN DEFINITIONS    1
1.1Certain Definitions.    1
1.2Construction.    29
1.3Accounting Principles; Changes in GAAP.    30
1.4Currency Calculations    30
2.REVOLVING CREDIT AND SWING LOAN FACILITIES    31
2.1Revolving Credit Commitments.    31
2.1.1Revolving Credit Loans; Optional Currency Loans    31
2.1.2Swing Loan Commitment    31
2.1.3[Intentionally omitted]    31
2.2Nature of Lenders' Obligations with Respect to Revolving Credit Loans.    31
2.3Commitment Fees.    31
2.4Termination or Reduction of Revolving Credit Commitments.    32
2.5Revolving Credit Loan Requests; Swing Loan Requests.    32
2.5.1Revolving Credit Loan Requests    32
2.5.2Swing Loan Requests    33
2.6Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.    33
2.6.1Making Revolving Credit Loans    33
2.6.2Presumptions by the Administrative Agent    34
2.6.3Making Swing Loans    34
2.6.4Repayment of Revolving Credit Loans    34
2.6.5Borrowings to Repay Swing Loans    34
2.6.6Swing Loans Under Cash Management Agreements    35
2.7Notes.    36
2.8Use of Proceeds.    36
2.9Letter of Credit Subfacility.    36
2.9.1Issuance of Letters of Credit    36
2.9.2Letter of Credit Fees    37
2.9.3Disbursements, Reimbursement    38
2.9.4Repayment of Participation Advances    39
2.9.5Documentation    39
2.9.6Determinations to Honor Drawing Requests    40
2.9.7Nature of Participation and Reimbursement Obligations    40
2.9.8Indemnity    42
2.9.9Liability for Acts and Omissions    42
2.9.10Issuing Lender Reporting Requirements    43
2.10Defaulting Lenders.    43
2.10.1Defaulting Lender Adjustments    43

(i)

2.10.2Defaulting Lender Cure    45
2.10.3New Swing Loans/Letters of Credit    46
2.11Utilization of Commitments in Optional Currencies.    46
2.11.1Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency    46
2.11.2European Monetary Union    46
2.12Incremental Loans.    47
3.INTEREST RATES    49
3.1Interest Rate Options.    49
3.1.1Revolving Credit Interest Rate Options; Swing Line Interest Rate    49
3.1.2Interest Act (Canada)    50
3.1.3Rate Calculations; Rate Quotations    50
3.2Interest Periods.    50
3.2.1Amount of Borrowing Tranche    50
3.2.2Renewals    50
3.2.3No Conversion of Optional Currency Loans    50
3.3Interest After Default.    51
3.3.1Letter of Credit Fees, Interest Rate    51
3.3.2Other Obligations    51
3.3.3Acknowledgment    51
3.4Rates Unascertainable; Illegality; Increased Costs; Deposits Not Available.    51
3.4.1Unascertainable    51
3.4.2Illegality; Increased Costs; Deposits Not Available    51
3.4.3Administrative Agent's and Lender's Rights    52
3.5Selection of Interest Rate Options.    52
4.PAYMENTS    53
4.1Payments.    53
4.2Pro Rata Treatment of Lenders.    53
4.3Sharing of Payments by Lenders.    54
4.4Administrative Agent’s Clawback.    54
4.4.1Funding by Lenders; Presumption by Administrative Agent    54
4.4.2Payments by Borrower; Presumptions by Administrative Agent    55
4.5Interest Payment Dates.    55
4.6Voluntary Prepayments.    55
4.6.1Right to Prepay    55
4.6.2Replacement of a Lender    56
4.6.3Designation of a Different Lending Office    57
4.7Mandatory Prepayments.    57
4.7.1[Intentionally omitted]    57
4.7.2[Intentionally omitted]    57
4.7.3Currency Fluctuations    57
4.7.4Application Among Interest Rate Options    57

(ii)

4.8Increased Costs.    58
4.8.1Increased Costs Generally    58
4.8.2Capital Requirements    58
4.8.3Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans    59
4.8.4Delay in Requests    59
4.8.5Additional Reserve Requirements    59
4.9Taxes.    59
4.9.1Issuing Lender    59
4.9.2Payments Free of Taxes    60
4.9.3Payment of Other Taxes by the Loan Parties    60
4.9.4Indemnification by the Loan Parties    60
4.9.5Indemnification by the Lenders    60
4.9.6Evidence of Payments    60
4.9.7Status of Lenders    61
4.9.8Treatment of Certain Refunds    63
4.9.9Survival    63
4.10Indemnity.    63
4.11Settlement Date Procedures.    64
4.12Currency Conversion Procedures for Judgments.    64
4.13Indemnity in Certain Events.    65
5.REPRESENTATIONS AND WARRANTIES    65
5.1The Loan Parties, jointly and severally, represent and warrant to the Lenders and Administrative Agent as follows:    65
5.1.1Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default    65
5.1.2Subsidiaries and Owners; Investment Companies    65
5.1.3Validity and Binding Effect    66
5.1.4No Conflict; Material Agreements; Consents    66
5.1.5Litigation    66
5.1.6Financial Statements    67
5.1.7Margin Stock    67
5.1.8Full Disclosure    67
5.1.9Taxes    68
5.1.10Patents, Trademarks, Copyrights, Licenses, Etc.    68
5.1.11EEA Financial Institution    68
5.1.12Insurance    68
5.1.13ERISA Compliance    68
5.1.14Environmental Matters    69
5.1.15Solvency    69
5.1.16Sanctions and other Anti-Terrorism Laws    69
5.1.17Anti-Corruption Laws    69
6.CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT    69

(iii)

6.1First Loans and Letters of Credit.    69
6.1.1Deliveries as of Closing Date    69
6.1.2Payment of Fees    71
6.2Each Loan or Letter of Credit.    71
7.COVENANTS    71
7.1Affirmative Covenants.    71
7.1.1Preservation of Existence, Etc.    71
7.1.2Payment of Liabilities, Including Taxes, Etc.    71
7.1.3Maintenance of Insurance    72
7.1.4Maintenance of Properties and Leases    72
7.1.5Visitation Rights    72
7.1.6Keeping of Records and Books of Account    72
7.1.7Compliance with Laws; Use of Proceeds    72
7.1.8Further Assurances    72
7.1.9Depository Accounts    72
7.1.10Anti-Terrorism Laws; International Trade Law Compliance    72
7.1.11Keepwell    73
7.1.12Limitation on Negative Pledges    73
7.2Negative Covenants.    73
7.2.1Indebtedness    74
7.2.2Liens; Lien Covenants    75
7.2.3Guaranties    75
7.2.4Loans and Investments    75
7.2.5Dividends and Related Distributions    76
7.2.6Liquidations, Mergers, Consolidations, Acquisitions    76
7.2.7Dispositions of Assets or Subsidiaries    77
7.2.8Affiliate Transactions    79
7.2.9Subsidiaries    79
7.2.10Continuation of or Change in Business    79
7.2.11Fiscal Year    79
7.2.12Changes in Organizational Documents    79
7.2.13Maximum Leverage Ratio    79
7.2.14Minimum Interest Coverage Ratio    80
7.3Reporting Requirements.    80
7.3.1Quarterly Financial Statements    80
7.3.2Annual Financial Statements    80
7.3.3Certificate of the Borrower    81
7.3.4Notices    81
8.DEFAULT    82
8.1Events of Default.    82
8.1.1Payments Under Loan Documents    82
8.1.2Breach of Warranty    82
8.1.3Anti-Terrorism Laws    82

(iv)

8.1.4Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws    82
8.1.5Breach of Other Covenants    83
8.1.6Defaults in Other Agreements or Indebtedness    83
8.1.7Final Judgments or Orders    83
8.1.8Loan Document Unenforceable    83
8.1.9Uninsured Losses; Proceedings Against Assets    83
8.1.10Events Relating to Plans and Benefit Arrangements    83
8.1.11Change of Control    84
8.1.12Relief Proceedings    84
8.2Consequences of Event of Default.    84
8.2.1[Intentionally omitted.]    85
8.2.2Set-off    85
8.2.3Enforcement of Rights and Remedies    85
8.2.4Application of Proceeds    86
9.THE ADMINISTRATIVE AGENT    87
9.1Appointment and Authority.    87
9.2Rights as a Lender.    87
9.3Exculpatory Provisions.    88
9.4Reliance by Administrative Agent.    89
9.5Delegation of Duties.    89
9.6Resignation of Administrative Agent.    89
9.7Non-Reliance on Administrative Agent and Other Lenders.    90
9.8No Other Duties, etc.    91
9.9Administrative Agent's Fee.    91
9.10Administrative Agent May File Proofs of Claim    91
9.11Guaranty Matters    91
9.12No Reliance on Administrative Agent’s Customer Identification Program    92
9.13Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products    92
10.MISCELLANEOUS    92
10.1Modifications, Amendments or Waivers.    92
10.1.1Increase of Commitment    92
10.1.2Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment    93
10.1.3Release of Guarantor    93
10.1.4Miscellaneous    93
10.2No Implied Waivers; Cumulative Remedies.    94
10.3Expenses; Indemnity; Damage Waiver.    94
10.3.1Costs and Expenses    94
10.3.2Indemnification by the Borrower    95
10.3.3Reimbursement by Lenders    95
10.3.4Waiver of Consequential Damages, Etc.    96
10.3.5Payments    96

(v)

10.3.6Survival    96
10.4Holidays.    96
10.5Notices; Effectiveness; Electronic Communication.    96
10.5.1Notices Generally    96
10.5.2Electronic Communications    97
10.5.3Change of Address, Etc.    97
10.5.4Platform    97
10.6Severability.    98
10.7Duration; Survival.    98
10.8Successors and Assigns.    98
10.8.1Successors and Assigns Generally    98
10.8.2Assignments by Lenders    99
10.8.3Register    101
10.8.4Participations    101
10.8.5Certain Pledges; Successors and Assigns Generally    102
10.8.6Cashless Settlement    102
10.9Confidentiality.    102
10.10Counterparts; Integration; Effectiveness.    103
10.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.    104
10.11.1Governing Law    104
10.11.2SUBMISSION TO JURISDICTION    104
10.11.3WAIVER OF VENUE    105
10.11.4SERVICE OF PROCESS    105
10.11.5WAIVER OF JURY TRIAL    105
10.12USA Patriot Act Notice.    105
10.13Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    106
10.14Amendment and Restatement.    106

(vi)

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

SCHEDULE 1.1(A)	- PRICING GRID

SCHEDULE 1.1(B)	- COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

SCHEDULE 1.1(P)	- EXISTING LIENS

SCHEDULE 5.1.2	- SUBSIDIARIES
SCHEDULE 7.2.1    -    PERMITTED INDEBTEDNESS
SCHEDULE 7.2.4    -    EXISTING INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	- ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT 1.1(G)(1)	- GUARANTOR JOINDER

EXHIBIT 1.1(G)(2)	- GUARANTY AGREEMENT

EXHIBIT 1.1(N)(1)	- REVOLVING CREDIT NOTE

EXHIBIT 1.1(N)(2)	- SWING LOAN NOTE

EXHIBIT 2.5.1	- LOAN REQUEST

EXHIBIT 2.5.2	- SWING LOAN REQUEST

EXHIBIT 2.12	- LENDER JOINDER AGREEMENT

EXHIBIT 4.9.7(A)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 4.9.7(B)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 4.9.7(C)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT 4.9.7(D)	- U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 7.3.3    -    COMPLIANCE CERTIFICATE

(vii)

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as hereafter amended, restated and/or supplemented from time to time, the "Agreement") is dated as of May 24, 2017 and is made by and among EPAM SYSTEMS, INC., a Delaware corporation (the "Parent Company" or "Borrower"), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, as the Administrative Agent.
The Borrower has requested the Lenders to provide an amended and restated revolving credit facility to the Borrower in an aggregate principal amount not to exceed $300,000,000.00. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.    CERTAIN DEFINITIONS
1.1    Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent for the Lenders hereunder.
Administrative Agent's Fee shall have the meaning specified in Section 9.9 [Administrative Agent's Fee].
Administrative Agent's Letter shall have the meaning specified in Section 9.9 [Administrative Agent's Fee].
Affiliate as to any Person shall mean any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
Agent Parties shall mean as specified in Section 10.5.4.
Alternate Source shall mean as is specified in clause (a) of the definition of Euro-Rate.
Anti-Corruption Laws shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.
Anti-Terrorism Law shall mean any Law in force or hereinafter enacted related to terrorism, money laundering or Sanctioned Persons, including Executive Order 13224, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B and any regulations or directives promulgated under these provisions.
Applicable Commitment Fee Rate shall mean the percentage rate per annum, based on the Leverage Ratio then in effect, according to the pricing grid on Schedule 1.1(A) below the heading "Commitment Fee."
Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum, based on the Leverage Ratio then in effect, according to the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Euro-Rate Fee."
Applicable Margin shall mean, as applicable:
(a)    the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option, based on the Leverage Ratio then in effect, according to the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Base Rate Spread", or
(b)    the percentage spread to be added to the Euro-Rate applicable to Revolving Credit Loans under the Euro-Rate Option, based on the Leverage Ratio then in effect, according to the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Euro-Rate Spread".
Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee (along with any other required signatory thereto) permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer or Treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents, or the Secretary or Assistant Secretary, authorized to execute certificates and attestations, in each case on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment which shall be acknowledged by the Administrative Agent.
Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
Bail-In Legislation shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Overnight Bank Funding Rate, plus 0.5%, (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 1.00%. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding the foregoing, if the Base Rate as determined above would be less than zero (0.00), such rate shall be deemed to be zero (0.00) for purposes of this Agreement.
Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(i) [Revolving Credit Base Rate Option].
Borrower shall have the meaning specified in the introductory paragraph.
Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (a) any Loans to which a Euro-Rate Option applies which are in Dollars or in the same Optional Currency advanced under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (b) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent) and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the Relevant Interbank Market.
Capital Lease shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP, provided that any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a Capital Lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof.
Cash Collateralize shall mean to pledge and deposit with or deliver to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and each Issuing Lender (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral. Such Cash Collateral shall be maintained in blocked deposit accounts at the Administrative Agent.
Cash Management Agreements shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].
Cash Management Bank means any Person that, at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Other Lender Provided Financial Service Product.
CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
CFTC shall mean the Commodity Futures Trading Commission.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
Change of Control shall mean:
(a)    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50% or more of the equity securities of the Parent Company entitled to vote for members of the board of directors or equivalent governing body of the Parent Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)    any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent Company, or control over the equity securities of the Parent Company entitled to vote for members of the board of directors or equivalent governing body of the Parent Company on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities.
CIP Regulations shall have the meaning specified in Section 9.12 [No Reliance on Administrative Agent's Customer Identification Program].
Closing Date shall mean the Business Day on which the conditions specified in Section 6.1 [First Loans and Letters of Credit] shall be first satisfied.
Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Commitment shall mean, in the case of any Lender, its Revolving Credit Commitment, and, in the case of PNC, its Revolving Credit Commitment and Swing Loan Commitment (but not the aggregate of its Revolving Credit Commitment and its Swing Loan Commitment), and Commitments shall mean the aggregate of the Revolving Credit Commitments of all of the Lenders.
Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
Communications shall mean as specified in Section 10.5.4.
Compliance Certificate shall have the meaning specified in Section 7.3.3 [Certificate of the Borrower].
Computation Date shall have the meaning specified in Section 2.11.1 [Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding, Etc.].
Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated EBITDA for any period of determination shall mean the sum of net income plus (a) depreciation, amortization, interest expense and income tax expense, non-cash stock compensation expense, and any non-cash items reducing net income for such period, minus (b) any non-cash items increasing net income for such period, in each case of the Parent Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Covered Entity shall mean (a) the Borrower, each of Borrower's Subsidiaries, all Guarantors, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent as the Published Rate, as adjusted for any additional costs pursuant to Section 4.8.5(ii) [Additional Reserve Requirements]. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
Debtor Relief Laws shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
Defaulting Lender shall mean, subject to Section 2.10.2 [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10.2 [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Loan Lender and each Lender.
Designated Jurisdiction means any country or territory that itself is specifically targeted by a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or any successor list maintained by, or as otherwise published from time to time by, OFAC.
Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
Dollar Equivalent shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.
Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
EEA Financial Institution shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Effective Date shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
Eligible Contract Participant shall mean an "eligible contract participant" as defined in the CEA and regulations thereunder.
Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (a) pollution or pollution control; (b) protection of human health from exposure to regulated substances; (c) protection of the environment and/or natural resources; (d) employee safety in the workplace; (e) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (f) the presence of contamination; (g) the protection of endangered or threatened species; and (h) the protection of environmentally sensitive areas.
Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].
Equivalent Amount shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the "Reference Currency") which is to be computed as an equivalent amount of another currency (the "Equivalent Currency"), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent's rate (based on the market rates then prevailing and available to Administrative Agent) for such Equivalent Currency for such Reference Currency at a time determined by Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.
Equivalent Currency shall have the meaning specified in the definition of "Equivalent Amount".
ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Event shall mean a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.
ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
Euro shall refer to the lawful currency of the Participating Member States.
Euro-Rate shall mean the following:
(a)    with respect to the U.S. Dollar Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which U.S. Dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this clause (a), an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). The interest rate described in this clause (a) is commonly known as “LIBOR.”
(b)     with respect to Optional Currency Loans in Euros, British Pounds Sterling, or Swiss Francs comprising any Borrowing Tranche for any Interest Period, the interest rate per annum determined by the Administrative Agent as the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which the relevant Optional Currency is offered by leading banks in the London interbank deposit market), rounded upwards, if necessary, to the nearest 1/100th of 1% per annum, or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which such applicable Optional Currencies are offered by leading banks in the London interbank deposit market (for purposes of this clause (b), an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the Relevant Interbank Market offered rate for deposits in the Euros, British Pounds Sterling, or Swiss Francs for an amount comparable to the principal amount of such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
(c)    with respect to Optional Currency Loans denominated in Canadian Dollars comprising any Borrowing Tranche, the interest rate per annum (the "CDOR Rate") as determined by the Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 11:00 a.m. Eastern Time, two Business Days prior to the commencement of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Bloomberg page BTMM CA on such day the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as selected by the Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.
Notwithstanding the foregoing, if the Euro-Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an "Event of Default."
Excluded Hedge Liability or Liabilities shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap and (b) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6.2 [Replacement of a Lender]) or (b) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient's failure to comply with Section 4.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS required to be provided by the Borrower).
Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Existing Credit Agreement shall mean that certain Credit Agreement dated as of September 12, 2014 by and among the Borrower, the Guarantors, the lenders party thereto, and the Administrative Agent, as amended prior to the date hereof.
Existing Letter of Credit shall mean that certain letter of credit issued and outstanding as of the date hereof under the Existing Credit Agreement in an aggregate face amount of $942,000.00 (with a maturity date of April 27, 2018).
Expiration Date shall mean, with respect to the Revolving Credit Commitments, May 24, 2022.
FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Federal Funds Effective Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
Financial Service Product shall mean agreements or other arrangements under which any financial institution provides any of the following products or services to any Person: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, accounts or services.
Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party in the ordinary course of business in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating currency exchange rates.
Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.
Foreign Lender shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by such Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
Fund means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.
Guarantor shall mean each of the parties to this Agreement which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.
Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
Guaranty or Guarantee of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Lenders.
Hedge Bank means any Person that, at the time it enters into a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.
Hedge Liabilities shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.
ICC shall have the meaning specified in Section 10.11.1 [Governing Law].
Increased Amount Date shall have the meaning specified in Section 2.12 [Incremental Loans].
Incremental Lender shall have the meaning specified in Section 2.12 [Incremental Loans].
Incremental Loan shall have the meaning specified in Section 2.12 [Incremental Loans].
Incremental Loan Commitment shall have the meaning specified in Section 2.12 [Incremental Loans].
Indebtedness shall mean, as to any Person at any time, without duplication:
(a)    its liabilities for borrowed money;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(f)    the aggregate Swap Termination Value of all Interest Rate Hedges of such Person; and
(g)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indemnified Taxes shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the preceding clause (i), Other Taxes.
Indemnitee shall have the meaning specified in Section 10.3.2 [Indemnification by the Borrower].
Information shall mean all information received from or on behalf of the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non‑confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries by a source that, to the actual knowledge of the Administrative Agent, any Lender or the Issuing Lender has not breached an obligation of confidentiality.
Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.
Interest Coverage Ratio shall mean, as of any date of determination, the ratio of Consolidated EBITDA to Interest Expense (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.
Interest Expense shall mean for any period of determination interest expense of the Parent Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP.
Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (a) the Borrowing Date if the Borrower is requesting new Loans, or (b) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (i) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a Business Day for which there is no numerically corresponding Business Day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (iii) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in the ordinary course of business in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.
Interest Rate Option shall mean the Base Rate Option or the Euro-Rate Option.
IRS shall mean the United States Internal Revenue Service.
ISP98 shall have the meaning specified in Section 10.11.1 [Governing Law].
Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Borrower, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.
Law shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.
Lender Joinder Agreement shall mean a lender joinder agreement entered into by a new Lender pursuant to Section 2.12 [Incremental Loans], in substantially the form of Exhibit 2.12.
Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is provided by any Hedge Bank and for which such Hedge Bank confirms to the Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the "Foreign Currency Hedge Liabilities") by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be "Obligations" of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 8.2.4 [Application of Proceeds].
Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Hedge Bank and with respect to which such Hedge Bank confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the "Interest Rate Hedge Liabilities") by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be "Obligations" of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 8.2.4 [Application of Proceeds].
Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. Unless the context requires otherwise, the term “Lenders” includes the Swing Loan Lender.
Lending Office means, as to the Administrative Agent, the Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.
Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit]. Letters of Credit shall include the Existing Letter of Credit.
Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.
Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
Leverage Ratio shall mean, as of any date of determination, the ratio of (a) Total Indebtedness of the Parent Company and its Subsidiaries on such date, less cash and cash equivalents of the Parent Company and its Subsidiaries on such date in an aggregate amount up to $25,000,000, to (b) Consolidated EBITDA (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.
Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
Loan Documents shall mean this Agreement, the Administrative Agent's Letter, the Guaranty Agreement, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith.
Loan Parties shall mean the Borrower and the Guarantors.
Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans or Swing Loans or any Revolving Credit Loan or Swing Loan.
Material Adverse Change shall mean any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of the Loan Documents taken as a whole, (b) is material and adverse to the business, assets, financial condition or results of operations of the Loan Parties and their Subsidiaries taken as a whole, (c) impairs materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform the Obligations, or (d) impairs materially the ability of the Administrative Agent or Lenders, to the extent permitted, to enforce its legal remedies pursuant to the Loan Documents taken as a whole (other than solely as a result of the action or inaction of the Administrative Agent or Lenders).
Minimum Collateral Amount means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.
Month, with respect to an Interest Period shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
Multiemployer Plan shall mean any employee pension benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of its ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.
Non-Consenting Lender shall have the meaning specified in Section 10.1 [Modifications, Amendments or Waivers].
Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
Notes shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan.
Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent's Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other Persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Lender Provided Foreign Currency Hedge, and (c) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
OFAC shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
Optional Currency shall mean the following lawful currencies: Canadian Dollars, the Euro, British Pounds Sterling, Swiss Francs and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.11.2(iii) [European Monetary Union; Requests for Additional Optional Currencies]. Subject to Section 2.11.2 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.
Optional Currency Loans shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].
Optional Currency Sublimit shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].
Order shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].
Original Currency shall have the meaning specified in Section 4.12 [Currency Conversion Procedures for Judgments].
Other Currency shall have the meaning specified in Section 4.12 [Currency Conversion Procedures for Judgments].
Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Lender Provided Financial Service Product shall mean any Financial Service Product which any Cash Management Bank provides to any of the Loan Parties.
Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6.2 [Replacement of a Lender]).
Overnight Bank Funding Rate means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York ("NYFRB"), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.
Overnight Rate shall mean for any day with respect to any Loans in an Optional Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day in the Relevant Interbank Market.
Parent Company shall mean EPAM Systems Inc., a Delaware corporation, its successors and assigns.
Parent Company Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].
Participant shall have the meaning specified in Section 10.8.4 [Participations].
Participant Register shall have the meaning specified in Section 10.8.4 [Participations].
Participating Member State shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.
Payment In Full and Paid in Full shall mean the payment in full in cash of the Loans and other Obligations hereunder (other than future obligations consisting of contingent Obligations that may be owing or for which no claims have been made and which expressly survive termination of the Loan Documents), termination of the Commitments and Cash Collateralization, expiration or termination of all Letters of Credit.
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan shall mean at any time an "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (including a "multiple employer plan" as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group, or (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group, or in the case of a "multiple employer" or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
Permitted Acquisition shall have the meaning assigned to such term in Section 7.2.6(ii).
Permitted Investments shall mean:
(a)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(b)    short-term commercial paper, including variable amount master demand notes, in Dollars, carrying the highest rating by Standard & Poor's or P-1 by Moody's Investors Service, Inc. issued for corporations headquartered in the United States on the date of acquisition;
(c)    time certificates of deposit or repurchase agreements in Dollars maturing within one year in commercial banks carrying the highest rating by Standard & Poor's or P-1 by Moody's Investors Service, Inc. issued for commercial banks headquartered in the United States on the date of acquisition or having capital, surplus and undivided profits in excess of $200,000,000.00, or foreign currency equivalent time certificates of deposit maturing within one year in foreign commercial banks of substantially equivalent ratings and having foreign currency capital, surplus and undivided profits of substantially equivalent value;
(d)    corporate and municipal obligations maturing in twelve (12) months or less from the date of acquisition and having a rating of AA or better by Standard & Poor’s or Aa by Moody’s Investors Service, Inc.;
(f)    money market or mutual funds whose investments are limited to those types of investments described in clauses (a)‑(d) above;
(g)    overnight investments with any Lender or any commercial bank satisfying the criteria described in clause (c) above; and
(h)    other instruments as readily marketable as the investments (and as limited in duration if time instruments) as described in clause (c) above issued or sold by any Lender or any commercial bank satisfying the criteria described in clause (c) above.
Permitted Liens shall mean:
(a)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, or are being contested in good faith, with adequate reserves set aside, by appropriate proceedings diligently conducted, and the enforcement of which is stayed pending contest if such taxes would cause a Material Adverse Change;
(b)    Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;
(c)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(d)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(e)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(f)    Liens in favor of the Administrative Agent and its Affiliates securing the Obligations;
(g)    Liens on property leased by any Loan Party or Subsidiary of a Loan Party under operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;
(h)    Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), together with any renewals thereof; provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(i)    Purchase Money Security Interests and capitalized leases securing Indebtedness permitted under Section 7.2.1(vii)(a), so long as such Liens extend only to the assets purchased (and proceeds thereof);
(j)    Liens on the assets of the type described in the definition of “Permitted Securitization Facility” of any Securitization Subsidiary securing Indebtedness incurred under a Permitted Securitization Facility;
(k)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within forty-five (45) days of entry, and in either case they do not in the aggregate, materially impair the ability of any Loan Party to perform its obligations hereunder or under the other Loan Documents:
(1)    Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(3)    Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(4)    Liens resulting from final judgments or orders in violation of Section 8.1.7 [Final Judgments or Orders].
(l)    Liens securing Indebtedness permitted under Section 7.2.1(vii)(c);
(m)    statutory or common law rights of setoff upon deposits of cash in favor of depository institutions or, to the extent the Financial Service Product is otherwise permitted hereunder, contractual rights of setoff granted in the ordinary course of business upon deposits of cash of any of the Loan Parties in favor of financial institutions providing such Financial Service Product to the applicable Loan Party or Loan Parties; and
(n)    any title transfer, retention of title, hire purchase or conditional sale arrangements having similar effect arising in the ordinary course of business in favor of the suppliers of goods or services to any Loan Party or Subsidiary thereof.
Permitted Securitization Facility means any program, the aggregate principal amount of which does not exceed $100,000,000, providing for (a) the sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable and related rights of any Loan Party or any Subsidiary thereof in transactions intended to constitute true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, whether in the form of secured loans or the acquisition of undivided interests in such assets.
Person shall mean any natural person, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, company, Official Body, or any other entity.
Platform shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
PNC shall mean PNC Bank, National Association, its successors and assigns.
Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period: provided that if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period either (i) as published in another publication selected by the Administrative Agent or (ii) in an Alternate Source (or if there shall at any time, for any reason, no longer exist any such reference or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error).
Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000.00, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the CEA.
Ratable Share shall mean:
(a)    with respect to a Lender's obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swing Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender's Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
(b)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments, and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.
Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.
Reference Currency shall have the meaning specified in the definition of "Equivalent Amount."
Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.
Relevant Interbank Market shall mean in relation to Euro, British Pounds Sterling, or Swiss Francs, the London Interbank Market, and in relation to each other Optional Currency the applicable offshore interbank market.
Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
Removal Effective Date shall have the meaning assigned to such term in Section 9.6 [Resignation of Administrative Agent].
Reportable Compliance Event shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or Anti-Corruption Law or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law or any Anti-Corruption Law.
Required Lenders shall mean
(a)    If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(b)    If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).
Required Share shall have the meaning assigned to such term in Section 4.11 [Settlement Date Procedures].
Resignation Effective Date shall have the meaning assigned to such term in Section 9.6 [Resignation of Administrative Agent].
Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.9.3 [Disbursements, Reimbursement].
Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
Sanctioned Person means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (c) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (d) a Person that is specifically targeted by any other relevant sanctions authority of a jurisdiction in which the Borrower or any of its Subsidiaries conduct business, (e) (i) an agency of the government of, or an organization controlled by, a Designated Jurisdiction, to the extent such agency or organization is subject to a sanctions program administered by OFAC, or (ii) a Person located, organized or resident in a Designated Jurisdiction, to the extent such Person is subject to a sanctions program administered by OFAC or (f) a Person controlled by any such Person set forth in clauses (a) through (e) above.
Securitization Subsidiary means a special purpose, bankruptcy remote, wholly-owned Subsidiary formed in connection with a Permitted Securitization Facility.
Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 4.11 [Settlement Date Procedures].
Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Standard & Poor's shall mean Standard & Poor's Financial Services LLC.
Statements shall have the meaning specified in Section 5.1.6(i) [Historical Statements].
Subordinated Debt shall mean Indebtedness that has been subordinated to the Obligations pursuant to subordination terms and conditions satisfactory to the Administrative Agent in its discretion.
Subsidiary of a Person shall mean a corporation, trust, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Parent Company.
Subsidiary Equity Interests shall have the meaning specified in Section 5.1.2 [Subsidiaries and Owners; Investment Companies].
Swap shall mean any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, or a Lender Provided Foreign Currency Hedge.
Swap Termination Value shall mean, in respect of any one or more Interest Rate Hedges or Foreign Currency Hedges, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Hedges or Foreign Currency Hedges, (a) for any date on or after the date such Interest Rate Hedges or Foreign Currency Hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Interest Rate Hedges or Foreign Currency Hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Hedges or Foreign Currency Hedges.
Swing Loan Commitment shall mean PNC's commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to the amount specified in such Section.
Swing Loan Lender shall mean PNC, in its capacity as a lender of Swing Loans.
Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.
Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
Synthetic Lease shall mean, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
Total Indebtedness shall mean, without duplication, all Indebtedness for borrowed money, capitalized lease obligations, reimbursement obligations in respect of letters of credit (that are not fully collateralized by cash or cash equivalents, which is held by PNC), and guaranties of such Indebtedness.
UCP shall have the meaning specified in Section 10.11.1 [Governing Law].
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
U.S. Person shall mean any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate shall have the meaning specified in Section 4.9.7 [Status of Lenders].
Withholding Agent shall mean any Loan Party and the Administrative Agent.
Write-down and Conversion Powers shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (iii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iv) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (v) reference to any Person includes such Person’s successors and assigns; (vi) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (vii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (viii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (ix) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (x) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (xi) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (xii) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
1.3    Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 5.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 7.2 of this Agreement, any related definition and/or the definition of the term Leverage Ratio for pricing purposes, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 7.2, any related definition and/or the definition of the term Leverage Ratio for pricing purposes, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties' compliance with such covenants and/or the definition of the term Leverage Ratio for pricing purposes, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.
1.4    Currency Calculations. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars in accordance with GAAP.
2.    REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1    Revolving Credit Commitments.
2.1.1    Revolving Credit Loans; Optional Currency Loans.
2.1.2    Swing Loan Commitment.
2.1.3    [Intentionally omitted].
2.2    Nature of Lenders' Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3    Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Dollar Equivalent amount of the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender's Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date and in U.S. Dollars.
2.4    Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $1,000,000.00, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.
2.5    Revolving Credit Loan Requests; Swing Loan Requests.
2.5.1    Revolving Credit Loan Requests.
2.5.2    Swing Loan Requests.
2.6    Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.6.1    Making Revolving Credit Loans.
2.6.2    Presumptions by the Administrative Agent.
2.6.3    Making Swing Loans.
2.6.4    Repayment of Revolving Credit Loans.
2.6.5    Borrowings to Repay Swing Loans.
2.6.5.1    PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender's Ratable Share of the aggregate principal amount of the outstanding Swing Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swing Loans not so being repaid. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] or in Section 6.2 [Each Loan or Letter of Credit] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.
2.6.5.2    If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swing Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6.5 by the time specified in Section 2.6.5.1, the Swing Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Loan Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swing Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.6.5.2 shall be conclusive absent manifest error.
2.6.6    Swing Loans Under Cash Management Agreements.
2.7    Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.
2.8    Use of Proceeds. The proceeds of the Loans shall be used to (i) support working capital and general corporate needs, including the issuance of Letters of Credit, (ii) refinance existing Indebtedness, and/or (iii) finance ongoing capital expenditures and Permitted Acquisitions.
2.9    Letter of Credit Subfacility.
2.9.1    Issuance of Letters of Credit.
2.9.1.1     Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 6 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender's Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $50,000,000.00 (the "Letter of Credit Sublimit") or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 6 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (i) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (ii) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all Cash Collateral pledged pursuant to this Section or otherwise under this Agreement.
2.9.1.2    Notwithstanding Section 2.9.1.1, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (iii) any Lender is at that time a Defaulting Lender, unless the Borrower or such Defaulting Lender has Cash Collateralized the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.10.1(iv) [Reallocation of Participations to Reduce Fronting Exposure]) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Issuer Lender Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion..
2.9.2    Letter of Credit Fees.
2.9.3    Disbursements, Reimbursement.
2.9.3.1    In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a "Reimbursement Obligation") the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a "Drawing Date") by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.9.3.2    Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the Issuing Lender the amount of such Lender's Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.
2.9.3.3    With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower's failure to satisfy the conditions set forth in Section 6.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a "Letter of Credit Borrowing") in Dollars in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender's payment to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a "Participation Advance") from such Lender in satisfaction of its participation obligation under this Section 2.9.3.
2.9.4    Repayment of Participation Advances.
2.9.4.1    Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender's Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
2.9.4.2    If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.
2.9.5    Documentation.
2.9.6    Determinations to Honor Drawing Requests.
2.9.7    Nature of Participation and Reimbursement Obligations.
(i)    any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever (unless, with respect to the last clause of this sentence, it is determined to have constituted gross negligence or willful misconduct on the part of the Issuing Lender or its applicable Affiliate by a final non-appealable judgment of a court of competent jurisdiction);
(ii)    the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 6.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
(iii)    any lack of validity or enforceability of any Letter of Credit;
(iv)    any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)    the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof (unless it is determined to have constituted gross negligence or willful misconduct on the part of the Issuing Lender or its applicable Affiliate by a final non-appealable judgment of a court of competent jurisdiction);
(vi)    payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit (unless it is determined to have constituted gross negligence or willful misconduct on the part of the Issuing Lender or its applicable Affiliate by a final non-appealable judgment of a court of competent jurisdiction);
(vii)    the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)    any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)    any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)    any breach of this Agreement or any other Loan Document by any party thereto (unless it is determined to have constituted gross negligence or willful misconduct on the part of the Issuing Lender by a final non-appealable judgment of a court of competent jurisdiction);
(xi)    the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)    the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)    the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing (unless it is determined to have constituted or has resulted solely from gross negligence or willful misconduct on the part of the Issuing Lender or its applicable Affiliate by a final non-appealable judgment of a court of competent jurisdiction).
2.9.8    Indemnity.
2.9.9    Liability for Acts and Omissions.
Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower, any other Loan Party or any Lender.
2.9.10    Issuing Lender Reporting Requirements.
2.10    Defaulting Lenders.
2.10.1    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.2.2 [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 6.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.10.1(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10.1(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(a)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral.
(c)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (a) or (b) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swing Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in an amount equal to the Minimum Collateral Amount.
2.10.2    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.10.1(iv) [Reallocation of Participations to Reduce Fronting Exposure], whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.10.3    New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.11    Utilization of Commitments in Optional Currencies.
2.11.1    Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the outstanding and proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a "Computation Date"). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Company, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.
2.11.2    European Monetary Union.
(i)    Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrower, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.
(ii)    Additional Compensation Under Certain Circumstances. The Borrower agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender's determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrower and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(iii)    Requests for Additional Optional Currencies. The Borrower may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of "Optional Currency" herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrower of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrower's request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrower's request.
2.12    Incremental Loans.
(a)    At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Revolving Credit Commitments (any such increase, an "Incremental Loan Commitment") for the advancing of incremental Loans under the revolving credit facility described in this Agreement (each such advance of Loans under the Incremental Loan Commitment, an "Incremental Loan"); provided that (a) the total aggregate principal amount of all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed $100,000,000.00 and (b) the minimum principal amount of each such Incremental Loan Commitment shall not be less than $25,000,000.00 or an incremental multiple in excess thereof. Each such notice shall specify the date (each, an "Increased Amount Date") on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower shall invite existing Lenders and may invite any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an "Incremental Lender"); provided that both the Swing Loan Lender and the Issuing Lender shall consent to each Incremental Lender providing any portion of an Incremental Loan Commitment (such consents not be unreasonably withheld). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:
(1)    no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (a) any Incremental Loan Commitment, and (b) the making of any Incremental Loans pursuant thereto;
(2)    the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the Maximum Consolidated Leverage Ratio based on the financial statements most recently delivered pursuant to Section 7.3 both before and after giving effect (on a pro-forma basis) to (a) any Incremental Loan Commitment, (b) the making of any Incremental Loans pursuant thereto and (c) any Permitted Acquisition consummated in connection therewith;
(3)    each of the representations and warranties contained in Article 5 shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to a Material Adverse Change, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);
(4)    the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loan Commitments and Incremental Loans) reasonably requested by Administrative Agent in connection with any such transaction; and
(5)    Any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement.
(b)    Each Incremental Loan Commitment (and Incremental Loan) shall (i) constitute Obligations of the Borrower and, to the extent the other Obligations are guaranteed, shall be guaranteed with the other Obligations on a pari passu basis, and (ii) be part of the revolving credit facility described in this Agreement, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to such revolving credit facility, and shall otherwise be subject to the same terms and conditions as such revolving credit facility.
(c)    Unless otherwise agreed by the applicable Incremental Lenders (provided that no such agreement shall allow the Incremental Loan Commitments to be terminated prior to termination of the existing Revolving Credit Commitments), each Incremental Loan shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof).
(d)    The outstanding Revolving Credit Loans and Ratable Shares of Swing Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to such revolving credit facility (including the Incremental Lenders providing Incremental Loan Commitments) in accordance with their revised Ratable Shares (and the Lenders to such revolving credit facility (including the Incremental Lenders providing Incremental Loan Commitments) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 4.10 in connection with such reallocation as if such reallocation were a repayment).
(e)    Incremental Loan Commitments may be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.12, without the consent of any other Lenders.
(f)    The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.
(g)    On any Increased Amount Date, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Loan Commitment shall become a Lender under the revolving credit facility hereunder with respect to such Incremental Loan Commitment.
3.    INTEREST RATES
3.1    Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew the Euro-Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the Euro-Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 4.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender's highest lawful rate, the rate of interest on such Lender's Loan shall be limited to such Lender's highest lawful rate. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrower in such Optional Currency.
3.1.1    Revolving Credit Interest Rate Options; Swing Line Interest Rate.
(i)    Revolving Credit Base Rate Option: A fluctuating rate per annum equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)    Revolving Credit Euro-Rate Option: A rate per annum equal to the Euro-Rate as determined for each applicable Interest Period plus the Applicable Margin.
Subject to Section 3.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.
3.1.2    Interest Act (Canada).
3.1.3    Rate Calculations; Rate Quotations.
3.2    Interest Periods. At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Administrative Agent thereof by delivering a Loan Request to the Administrative Agent (i) at least three (3) Business Days prior to the effective date of such Euro-Rate Option with respect to a Loan denominated in Dollars, and (ii) at least four (4) Business Days prior to the effective date of such Euro-Rate Option with respect to an Optional Currency Loan. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:
3.2.1    Amount of Borrowing Tranche.
3.2.2    Renewals.
3.2.3    No Conversion of Optional Currency Loans.
3.3    Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived either as determined by the Administrative Agent in its discretion (exercised in a commercially reasonable fashion) or as determined by the Required Lenders by written notice to the Administrative Agent:
3.3.1    Letter of Credit Fees, Interest Rate.
3.3.2    Other Obligations.
3.3.3    Acknowledgment.
3.4    Rates Unascertainable; Illegality; Increased Costs; Deposits Not Available.
3.4.1    Unascertainable.
(i)    adequate and reasonable means do not exist for ascertaining such Euro-Rate, or
(ii)    a contingency has occurred which materially and adversely affects the Relevant Interbank Market relating to the Euro-Rate, then the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent's and Lender's Rights].
3.4.2    Illegality; Increased Costs; Deposits Not Available.
(i)    the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
(ii)    such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
(iii)    after making all reasonable efforts, deposits of the relevant amount in Dollars or in the Optional Currency, as applicable, for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent's and Lender's Rights].
3.4.3    Administrative Agent's and Lender's Rights.
3.5    Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable, to Revolving Credit Loans, commencing upon the last day of the existing Interest Period. If the Borrower provides any Loan Request related to a Loan at the Euro-Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.
4.    PAYMENTS
4.1    Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swing Loan Lender with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Federal Funds Effective Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent's and each Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an "account stated". Pursuant to Section 2.11, unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Company, all payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued.
4.2    Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent's Fee and the Issuing Lender's fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 3.4.3 [Administrative Agent's and Lender's Rights] in the case of an event specified in Section 3.4 [Rate Unascertainable; Etc.], 4.6.2 [Replacement of a Lender] or 4.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to the Swing Loan Lender according to Section 2.6.5 [Borrowings to Repay Swing Loans].
4.3    Sharing of Payments by Lenders. If any Lender shall, by exercising any valid right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)    the provisions of this Section 4.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 4.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise during an Event of Default against each Loan Party its rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
4.4    Administrative Agent’s Clawback.
4.4.1    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
4.4.2    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
4.5    Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 4.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
4.6    Voluntary Prepayments.
4.6.1    Right to Prepay.
(w)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(x)    a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
(y)    a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans and Optional Currencies to which the Euro-Rate Option applies; and
(z)    the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $1,000,000.00 for any Swing Loan or $1,000,000.00 for any Revolving Credit Loan.
All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lenders under Section 4.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.
4.6.2    Replacement of a Lender.
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.8 [Successors and Assigns];
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 4.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
4.6.3    Designation of a Different Lending Office.
4.7    Mandatory Prepayments.
4.7.1    [Intentionally omitted].
4.7.2    [Intentionally omitted].
4.7.3    Currency Fluctuations.
4.7.4    Application Among Interest Rate Options.
4.8    Increased Costs.
4.8.1    Increased Costs Generally.
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement, which is addressed separately in this Section 4.8) or the Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender, the Issuing Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
4.8.2    Capital Requirements.
4.8.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.
4.8.4    Delay in Requests.
4.8.5    Additional Reserve Requirements.
4.9    Taxes.
4.9.1    Issuing Lender.
4.9.2    Payments Free of Taxes.
4.9.3    Payment of Other Taxes by the Loan Parties.
4.9.4    Indemnification by the Loan Parties.
4.9.5    Indemnification by the Lenders.
4.9.6    Evidence of Payments.
4.9.7    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.9.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 4.9.7(A) to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (as applicable); or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.9.7(B) or Exhibit 4.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 4.9.7(D) on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
4.9.8    Treatment of Certain Refunds.
4.9.9    Survival.
4.10    Indemnity. In addition to the compensation or payments required by Section 4.8 [Increased Costs]or Section 4.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(i)    payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or any voluntary prepayment without the required notice,
(ii)    attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.6 [Voluntary Prepayments] or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or
(iii)    any assignment of a Loan under the Euro-Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 4.6.2 [Replacement of a Lender].
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
4.11    Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and the Swing Loan Lender may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a "Required Share"). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 4.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender's Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.
4.12    Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.
4.13    Indemnity in Certain Events. The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.
5.    REPRESENTATIONS AND WARRANTIES
5.1    The Loan Parties, jointly and severally, represent and warrant to the Lenders and Administrative Agent as follows:
5.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.
5.1.2    Subsidiaries and Owners; Investment Companies.
5.1.3    Validity and Binding Effect.
5.1.4    No Conflict; Material Agreements; Consents.
5.1.5    Litigation.
5.1.6    Financial Statements.
(i)    Historical Statements. The Parent Company and its Subsidiaries (including Borrower) have delivered to the Administrative Agent copies (by filing thereof on EDGAR) of their audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2016. In addition, the Parent Company and its Subsidiaries (including Borrower) have delivered to the Administrative Agent copies (by filing thereof on EDGAR) of their (A) unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 (all such annual and interim statements being collectively referred to as the "Statements"). The Statements were compiled from the books and records maintained by the Parent Company and its Subsidiaries’ management, are correct and complete in all material respects and fairly represent the consolidated and consolidating financial condition of the Parent Company and its Subsidiaries (including Borrower) as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.
(ii)    Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 31, 2013, and with respect to future advances, since the date of the most recently delivered audited financial statements delivered pursuant to this Agreement, no Material Adverse Change has occurred.
5.1.7    Margin Stock.
5.1.8    Full Disclosure.
5.1.9    Taxes.
5.1.10    Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or is licensed to use all the material patents, trademarks, service marks, trade names, copyrights, domain names, licenses, registrations, franchises, permits and proprietary rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others (except for any such conflict which would not result in a Material Adverse Change).
5.1.11    EEA Financial Institution.
5.1.12    Insurance.
5.1.13    ERISA Compliance.
(i)    Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, except where such failure to comply would not result in a Material Adverse Change. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter or volume submitter advisory letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and its ERISA Group have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
(ii)    No ERISA Event has occurred or is reasonably expected to occur; (a) each Pension Plan is in compliance in all material respects with the minimum funding requirements of Section 412 and 430 of the Code; (b) neither the Borrower nor any member of its ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA or contributions due and not delinquent); (c) neither Borrower nor any member of its ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) neither Borrower nor any member of its ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(iii)    Notwithstanding the foregoing, as of the Closing Date, neither the Borrower nor any member of its ERISA Group sponsors, maintains, participates in or has any liability under any Pension Plan.
5.1.14    Environmental Matters.
5.1.15    Solvency. Before and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.
5.1.16    Sanctions and other Anti-Terrorism Laws. (a) No Covered Entity, nor any director, officer, agent or affiliate, or, to the Borrower’s knowledge, employee, of any Covered Entity is a Sanctioned Person, and (b) no Covered Entity, either in its own right or through any third party, either (i) does business with, or derives any of its income from investments in or transactions with, any Sanctioned Person in violation of Anti-Terrorism Laws, or (ii) engages in any dealings or transactions prohibited by any Anti-Terrorism Laws.
5.1.17    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws in all material respects and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws.
6.    CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
6.1    First Loans and Letters of Credit.
6.1.1    Deliveries as of Closing Date.
(i)    A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (x) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects (except for those representations and warranties that are qualified by reference to materiality, which shall be true and correct in all respects, and that those representations and warranties that are made herein as of a stated date are true and correct in all material respects as of such stated date), (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since December 31, 2016;
(ii)    A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying (a) resolutions enacted by each Loan Party authorizing the execution, delivery and performance of this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office; and (d) certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or, with respect to its principal place of business (if different from the state where organized), qualified to do business;
(iii)    This Agreement and each of the other Loan Documents signed by an Authorized Officer;
(iv)    Written opinions of U.S. counsel for the Loan Parties, dated the Closing Date;
(v)    A duly completed Compliance Certificate as of December 31, 2016 (or, if prepared by the Borrower prior to the date hereof, as of March 31, 2017), signed by an Authorized Officer of Borrower;
(vi)    All material consents required to effectuate the transactions contemplated hereby;
(vii)    A Lien search in acceptable scope and with acceptable results;
(viii)    A Loan Request for any Loans being requested on the Closing Date;
(ix)    Evidence of insurance complying with the requirements of this Agreement;
(x)    The Loan Parties’ Existing Credit Agreement shall be amended and restated as set forth in Section 10.13 [Amendment and Restatement] by the entry of the Loan Parties into this Agreement without necessity of further deed or act, and all liens and security interests granted in connection therewith shall be terminated and released on the Closing Date; and
(xi)    Such other documents in connection with such transactions as the Administrative Agent or its counsel may have reasonably requested prior to the Closing Date.
6.1.2    Payment of Fees.
6.2    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties in the Loan Documents shall then be true and correct in all material respects (except for those representations and warranties that are qualified by reference to materiality, which shall be true and correct in all respects, and that those representations and warranties that are made herein as of a stated date are true and correct in all material respects as of such stated date), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law in any material respect applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (iv) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be, and (v) in the case of any Loan or Letter of Credit to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Optional Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Optional Currency.
7.    COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
7.1    Affirmative Covenants.
7.1.1    Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.6 [Liquidations, Mergers, Etc.] or 7.2.7 [Disposition of Assets or Subsidiaries], and except to the extent the failure to maintain such good standing in a jurisdiction (other than the jurisdiction of formation or principal place of business) would not result in a Material Adverse Change.
7.1.2    Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
7.1.3    Maintenance of Insurance.
7.1.4    Maintenance of Properties and Leases.
7.1.5    Visitation Rights.
7.1.6    Keeping of Records and Books of Account.
7.1.7    Compliance with Laws; Use of Proceeds.
7.1.8    Further Assurances.
7.1.9    Depository Accounts.
7.1.10    Anti-Terrorism Laws; International Trade Law Compliance.
7.1.11    Keepwell.
7.1.12    Limitation on Negative Pledges.
7.2    Negative Covenants.
7.2.1    Indebtedness.
(i)    Indebtedness under the Loan Documents;
(ii)    Indebtedness in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions in the ordinary course of business in connection with bids or proposals for work;
(iii)    existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof);
(iv)    any (a) Lender Provided Interest Rate Hedge, (b) other Interest Rate Hedges, or (c) Indebtedness under any Other Lender Provided Financial Service Product; provided however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedges or other Interest Rate Hedges only for hedging (rather than speculative) purposes;
(v)    Guaranties permitted by Section 7.2.3 [Guaranties];
(vi)    Indebtedness arising from intercompany loans and advances permitted by Section 7.2.4 [Loans and Investments];
(vii)    so long as no Potential Default or Event of Default will be caused by the incurrence thereof hereunder (including without limitation non-compliance with a financial covenant calculated on a pro forma basis):
(a)    Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases in an aggregate amount outstanding not to exceed $20,000,000;
(b)    unsecured Indebtedness assumed in Permitted Acquisitions in an aggregate amount outstanding not to exceed $20,000,000;
(c)    additional secured Indebtedness in an aggregate amount outstanding not to exceed $10,000,000;
(d)    additional unsecured Indebtedness that (1) matures at least 90 days after the final maturity of the Loans hereunder, (2) does not require principal repayment prior to maturity, and (3) does not include material terms that are more restrictive than the corresponding terms hereunder (unless those same terms have been offered to the Lenders);
(e)    unsecured Subordinated Debt; and
(f)    a Permitted Securitization Facility to the extent such facility constitutes Indebtedness.
7.2.2    Liens; Lien Covenants.
7.2.3    Guaranties.
7.2.4    Loans and Investments.
(i)    accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(ii)    loans or advances to employees in the ordinary course of business;
(iii)    Permitted Investments;
(iv)    loans, advances and investments by: (a) any Loan Party in or to any other Loan Party; (b) any Subsidiary of the Parent Company that is not a Loan Party in or to any other Subsidiary of the Parent Company that is not a Loan Party; (c) any Subsidiary of the Parent Company that is not a Loan Party in or to any Loan Party, which, if in the form of Indebtedness, is Subordinated Debt; and (d) any Loan Party in any Subsidiary of the Parent Company that is not a Loan Party, in the case of this clause (e), in an aggregate amount not to exceed $100,000,000 outstanding at any time for all such loans, advances and investments;
(v)    investments made in connection with Permitted Acquisitions in accordance with Section 7.2.1 [Indebtedness], 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] and/or Section 7.2.9 [Subsidiaries];
(vi)    investments set forth on Schedule 7.2.4;
(vii)    Indebtedness and other obligations expressly permitted under Section 7.2.1 [Indebtedness] and Guaranties permitted by Section 7.2.3 [Guaranties];
(viii)    investments consisting of stock, obligations, securities or other property received in satisfaction or partial satisfaction of accounts from financially troubled purchasers (whether in connection with a foreclosure, bankruptcy, workout or otherwise);
(ix)    any (a) Lender Provided Interest Rate Hedge, (b) other Interest Rate Hedges, or (c) Indebtedness under any Other Lender Provided Financial Service Product; provided, however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedge or other Interest Rate Hedge only for hedging (rather than speculative) purposes;
(x)    the endorsement of negotiable instruments held for collection in the ordinary course of business and the making of lease, utility and other similar deposits in the ordinary course of business;
(xi)    investments relating to a Securitization Subsidiary that, in the reasonable, good faith determination of the Borrower, are necessary or advisable to effect a Permitted Securitization Facility;
(xii)    investments represented by (a) Lender Provided Foreign Currency Hedges or (b) other Foreign Currency Hedges; provided, however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Foreign Currency Hedge or other Foreign Currency Hedge only for hedging (rather than speculative) purposes; and
(xiii)    additional loans, advances and investments (other than those specified in clauses (i) through (xii)) in any aggregate amount not to exceed $20,000,000 outstanding at any time .
7.2.5    Dividends and Related Distributions.
7.2.6    Liquidations, Mergers, Consolidations, Acquisitions.
(i)    (a) any Loan Party and any Subsidiary of a Loan Party (other than the Borrower) may consolidate or merge into another Loan Party, (b) any Subsidiary of the Parent Company that is not a Loan Party may consolidate or merge into a Loan Party or another Subsidiary of the Parent Company that is not a Loan Party, and (c) a Subsidiary of a Borrower may be dissolved, liquidated or its affairs wound up following the transfer of all of its assets to the Borrower or a Loan Party, subject to the condition that both before and after the transfer and subsequent dissolution, no Event of Default or Potential Default shall exist, and
(ii)    any Loan Party or any Subsidiary thereof may acquire, whether by purchase or by merger, (a) all of the ownership interests of another Person or (b) substantially all of assets of another Person or of a business or division of another Person (each, a "Permitted Acquisition"), provided that each of the following requirements is met for each Permitted Acquisition:
(1)    if such Loan Party or Subsidiary is acquiring the ownership interests in such Person, such Person shall comply with the requirements of Section 7.2.9 [Subsidiaries] promptly following such Permitted Acquisition;
(2)    the business acquired, or the business conducted by the Person whose ownership interests are being acquired shall comply with Section 7.2.10 [Continuation of or Change in Business];
(3)    no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition (including without limitation under financial covenants set forth herein);
(4)    the Leverage Ratio shall not be greater than 2.75 to 1.00 both immediately prior to and on a pro forma basis after giving effect to such Permitted Acquisition (including in such pro forma computation (A) Total Indebtedness assumed or incurred in connection with such Permitted Acquisition, and (B) EBITDA attributable to the acquired Person, business or division as if such acquisition had occurred at the beginning of such period of determination) and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating such compliance (such certificate to be in form and substance reasonably acceptable to the Administrative Agent), at least two (2) Business Days prior to consummating such Permitted Acquisition; and
(5)    the Loan Parties shall deliver to the Administrative Agent (and the Administrative Agent will make the same available to the Lenders by email, Internet or intranet website) as soon as available prior to, or if not available prior to then within five (5) Business Days after the consummation of, a Permitted Acquisition copies of any agreements entered into by such Loan Party or Subsidiary in connection with such Permitted Acquisition and shall deliver to the Administrative Agent such other information about such Person or its assets as any Loan Party may reasonably require.
7.2.7    Dispositions of Assets or Subsidiaries.
(i)    transactions involving the sale of inventory in the ordinary course of business;
(ii)    any sale, transfer or lease of assets which are no longer necessary or required in the conduct of a Loan Party's or its Subsidiary's business;
(iii)    any sale, transfer or lease of assets by:

    (a)          any Loan Party to another Loan Party;

    (b)          any Subsidiary of the Parent Company that is not a Loan Party to another Subsidiary of the Parent Company that is not a Loan Party;

    (c)           any Subsidiary of the Parent Company that is not a Loan Party to the Parent Company or another Loan Party of assets for consideration not in excess of $5,000,000 in the aggregate during the period from the Closing Date through the Expiration Date, unless (so long as no Potential Default or Event of Default has occurred and is continuing) fair market consideration is paid; and

    (d)          the Parent Company or any other Loan Party to any Subsidiary of the Parent Company that is not a Loan Party of assets with a value not in excess of $5,000,000 in the aggregate during the period from the Closing Date through the Expiration Date, unless the consideration paid for such assets (which consideration, if a Potential Default or Event of Default has occurred and is continuing, shall be limited to cash) is fair market value;
(iv)    any transaction permitted under Section 7.2.6(i)(c);
(v)    any Loan Party or any Subsidiary thereof in connection with a Permitted Securitization Facility;
(vi)    dividends and distributions permitted by Section 7.2.5 [Dividends and Related Distributions];
(vii)    investments, advances and loans permitted by Section 7.2.4 [Loans and Investments] and guaranties permitted by Section 7.2.3 [Guaranties];
(viii)    assignments, licenses and sublicenses of intellectual property in the ordinary course of business; and
(ix)    any additional sales, transfers or leases of assets, the aggregate value of which for all such sales, transfers or leases during any fiscal year does not exceed $50,000,000 for such fiscal year (subject to the requirements for fair market value and/or cash consideration set forth in subsections (iii)(c) and (d) above if the sales, transfers or leases are from (or to) non-Loan Parties to (or from) Loan Parties, as applicable, and no Potential Default or Event of Default has occurred and is continuing).
7.2.8    Affiliate Transactions.
7.2.9    Subsidiaries.
(i)     any domestic Subsidiary existing on the Closing Date which has joined the Loan Documents as a Guarantor as of the Closing Date;
(ii)     any Securitization Subsidiary created in connection with a Permitted Securitization Facility; or
(iii)    any other domestic Subsidiary created or acquired after the Closing Date which joins the Loan Documents as a Guarantor by delivering to the Administrative Agent a signed Guarantor Joinder and other documents in the forms described in Section 6.1 [First Loans and Letters of Credit] modified as appropriate and in form and substance reasonably satisfactory to the Administrative Agent.
7.2.10    Continuation of or Change in Business.
7.2.11    Fiscal Year.
7.2.12    Changes in Organizational Documents.
7.2.13    Maximum Leverage Ratio.
7.2.14    Minimum Interest Coverage Ratio.
7.3    Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent:
7.3.1    Quarterly Financial Statements.
7.3.2    Annual Financial Statements.
7.3.2.1    Consolidated and Consolidating Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Parent Company and its Subsidiaries (including Borrower) consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statement of income and stockholders' equity and statement of cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent as presenting fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and having been prepared in conformity with GAAP. Delivery within the time period specified above of copies of the Parent Company’s Report on Form 10-K prepared in compliance with the requirements thereunder and filed with the SEC shall be deemed to satisfy the requirements of this Section; and
7.3.2.2    Consolidating Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, financial statements of the Parent Company and its Subsidiaries (including Borrower) consisting of a consolidating balance sheet as of the end of such fiscal year, and related consolidating statement of income and stockholders' equity and statement of cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year (it being understood and agreed, however, that the aforementioned consolidating statements may utilize the Parent Company’s internal accounting format consistent with past practice).
7.3.3    Certificate of the Borrower.
7.3.4    Notices.
7.3.4.1    Default. Promptly after any responsible officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
7.3.4.2    Litigation. Promptly after any responsible officer of any Loan Party has knowledge of the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which if adversely determined would constitute a Material Adverse Change.
7.3.4.3    Organizational Documents. If any amendment to the organizational documents of any Loan Party is required to be delivered to Administrative Agent pursuant to Section 7.2.12 [Changes in Organizational Documents], within the time limits set forth in Section 7.2.12 [Changes in Organizational Documents].
7.3.4.4    Erroneous Financial Information. Promptly and any in event within five (5) Business Days in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.
7.3.4.5    ERISA Event. Promptly upon the occurrence of any ERISA Event.
7.3.4.6    Other Reports. Promptly upon their becoming available to the Borrower:
(i)    Financial Projections. If the Parent Company hereafter ceases to be publicly traded on a U.S. stock exchange, within sixty (60) days after commencement of each fiscal year of the Parent Company, the annual projections of the Parent Company and its Subsidiaries for the then-current fiscal year;
(ii)    Material Management Letters. Any material reports including material management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit;
(iii)    SEC Reports and Other Material Information. Without duplication, all reports, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission and copies of each other material public filing as to any Loan Party or their Subsidiaries (or notice of the filing thereof on EDGAR), and such other reports and information as the Administrative Agent may from time to time reasonably request.
8.    DEFAULT
8.1    Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
8.1.1    Payments Under Loan Documents.
8.1.2    Breach of Warranty.
8.1.3    Anti-Terrorism Laws; Anti-Corruption Laws.
8.1.4    Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.
8.1.5    Breach of Other Covenants.
8.1.6    Defaults in Other Agreements or Indebtedness.
8.1.7    Final Judgments or Orders.
8.1.8    Loan Document Unenforceable.
8.1.9    Uninsured Losses; Proceedings Against Assets.
8.1.10    Events Relating to Plans and Benefit Arrangements.
8.1.11    Change of Control.
8.1.12    Relief Proceedings.
8.2    Consequences of Event of Default.
(a)    Generally. If any Event of Default specified under Section 8.1 [Events of Default] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders shall, take any or all of the following actions:
(i)    declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;
(ii)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(iii)    require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
(iv)    exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to provide Cash Collateral as specified in clause (iii) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.2.1    [Intentionally omitted.]
8.2.2    Set-off.
8.2.3    Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swing Loan Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 8.2.2 [Set-off] (subject to the terms of Section 4.3 [Sharing of Payments by Lenders]), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section, and (ii) in addition to the matters specified in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.3 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
8.2.4    Application of Proceeds.
(a)    First, to payment of that portion of the Obligations constituting fees (other than Letter of Credit Fees), indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;
(b)    Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
(c)    Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;
(d)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fourth held by them;
(e)    Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit (to the extent not otherwise cash collateralized pursuant to this Agreement); and
(f)    Last, the balance, if any, after all of the Obligations have been Paid in Full, to the Borrower or as otherwise required by Law.
Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order specified above, or provided to the Borrower, if applicable.
Notwithstanding anything to the contrary in this Section 8.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement); provided that to the extent possible appropriate adjustments shall be made with respect to payments from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise specified above in this Section 8.2.4.
In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a “Lender” party hereto.
9.    THE ADMINISTRATIVE AGENT
9.1    Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.3    Exculpatory Provisions. (a) The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 [Modifications; Amendments or Waivers] and 8.2 [Consequences of Event of Default]), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 6 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.6    Resignation of Administrative Agent.1.3     (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the contiguous United States, or an Affiliate of any such bank with an office in the contiguous United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 [Expense; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or syndication agents or documentation agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
9.9    Administrative Agent's Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the "Administrative Agent's Fee") under the terms of that certain letter dated as of January 12, 2017 (the "Administrative Agent's Letter") between the Borrower and Administrative Agent, as amended, restated or otherwise modified from time to time.
9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.9.2 [Letter of Credit Fees] and 10.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3 [Expenses; Indemnity; Damage Waiver].
9.11    Guaranty Matters. (a) Each of the Lenders and the Issuing Lender irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
(b)    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.11.
9.12    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
9.13    Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.2.4 [Application of Proceeds], the Guaranty Agreement by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
10.    MISCELLANEOUS
10.1    Modifications, Amendments or Waivers.1.4     With the written consent of the Required Lenders (or as expressly provided by Section 2.12 [Incremental Loans]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
10.1.1    Increase of Commitment.
10.1.2    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or any scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause 10.1.2);
10.1.3    Release of Guarantor.
10.1.4    Miscellaneous.
provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 through 10.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a "Non-Consenting Lender"), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
In addition, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole).
10.2    No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
10.3    Expenses; Indemnity; Damage Waiver.
10.3.1    Costs and Expenses.
10.3.2    Indemnification by the Borrower.
10.3.3    Reimbursement by Lenders.
10.3.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3.2 [Indemnification by the Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, provided that any Indemnitee that is a recipient of Information shall be considered to have complied with its confidentiality obligations with respect to such Information if such Person exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information.
10.3.5    Payments.
10.3.6    Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the Obligations.
10.4    Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
10.5    Notices; Effectiveness; Electronic Communication.
10.5.1    Notices Generally.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.5.2 [Electronic Communications], shall be effective as provided in such Section.
10.5.2    Electronic Communications.
10.5.3    Change of Address, Etc. Any party hereto may change its address, e‑mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
10.5.4    Platform.
(a)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.
(b)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. "Communications" means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.
10.6    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.7    Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
10.8    Successors and Assigns.
10.8.1    Successors and Assigns Generally.
10.8.2    Assignments by Lenders.
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (i)(A) of this Section 10.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000.00, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)    Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4 [Rate Unascertainable; Etc.], 4.8 [Increased Costs], and 10.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8.4 [Participations].
10.8.3    Register.
10.8.4    Participations.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 10.1.1 [Increase of Commitment], 10.1.2 [Extension of Payment, Etc.], or 10.1.3 [Release of Guarantor]) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 [Rate Unascertainable, Etc.], 4.8 [Increased Costs], 4.10 [Indemnity] and 4.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 4.9.7 [Status of Lenders] (it being understood that the documentation required under Section 4.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6.2 [Replacement of a Lender] and Section 4.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 10.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 4.8 [Increased Costs] or 4.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6.2 [Replacement of a Lender] and Section 4.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.2.2 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 4.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
10.8.5    Certain Pledges; Successors and Assigns Generally.
10.8.6    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
10.9    Confidentiality.
(a)    General. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the revolving credit facility described in this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(a)    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1 [General].
10.10    Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 6 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e‑mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
10.11.1    Governing Law.
10.11.2    SUBMISSION TO JURISDICTION.
10.11.3    WAIVER OF VENUE.
10.11.4    SERVICE OF PROCESS.
10.11.5    WAIVER OF JURY TRIAL.
10.12    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.13    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(1)    a reduction in full or in part or cancellation of any such liability;
(2)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(3)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
10.14    Amendment and Restatement.
This Agreement and the other Loan Documents amend and restate in their entirety the Existing Credit Agreement and “Loan Documents” as defined therein, but do not constitute a novation of the obligations outstanding thereunder, which shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
BORROWER:
EPAM SYSTEMS, INC.
By: /s/ Jason Peterson
Name: Jason Peterson
Title: CFO

2

GUARANTORS:
VESTED DEVELOPMENT, INC.

By: /s/ Anthony Conte
Name: Anthony Conte
Title: VP

EPAM SYSTEMS, LLC

By: /s/ Arkadiy Dobkin
Name: Arkadiy Dobkin
Title: Manager

NAVIGATION ARTS, LLC

By: /s/ Anthony Conte
Name: Anthony Conte
Title: President

NAVIGATIONARTS, INC.

By: /s/ Anthony Conte
Name: Anthony Conte
Title: President

ALLIANCE GLOBAL SERVICES, LLC

By: /s/ Anthony Conte
Name: Anthony Conte
Title: President

ALLIANCE GLOBAL SERVICES, INC.

By: /s/ Anthony Conte
Name: Anthony Conte
Title: President

ALLIANCE CONSULTING GLOBAL HOLDINGS, INC.

By: /s/ Anthony Conte
Name: Anthony Conte

3

Title: President

4

[Signature page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By: /s/ Anthony Frasso
Name: Antonio Frasso
Title: Vice President

[Signature page to Credit Agreement]

CITIBANK, N.A., as a Lender and as a Co-Syndication Agent

By: /s/ Ronald Homa
Name: Ronald Homa
Title: Senior Vice President As Authorized

[Signature page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By: /s/ Debra E. DelVecchio
Name: Debra E. DelVecchio
Title: Senior Vice President

[Signature page to Credit Agreement]

[Signature page to Credit Agreement]

FIFTH THIRD BANK, as a Lender and as Documentation Agent

By: /s/ Timothy Sackson
Name: Timothy Sackson
Title: Vice President

[Signature page to Credit Agreement]

SANTANDER BANK, N.A., as a Lender

By: /s/ Nancy Krewson
Name: Nancy Krewson
Title: Senior Vice President